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Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


TO: Sub Surface Waste Management of Delaware, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Sub Surface Waste Management of Delaware, Inc. for the year ended September 30, 2003 of our report dated December 13, 2003 and contained in the Registration Statement No. 333-112562 of Sub Surface Waste Management of Delaware, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Sub Surface Waste Management of Delaware, Inc. for the year ended September 30, 2003.



                                  /s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
                                  ----------------------------------------------
                                      Russell Bedford Stefanou Mirchandani LLP



New York, New York
January 18, 2005